U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2011

American Capital Agency Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34057	26-1701984
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 968-9300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 25, 2011, at a regular meeting of the Board of Directors of American Capital Agency Corp. (the "Company"), Gary Kain was appointed to the position of President of the Company, replacing Malon Wilkus, who continues to serve as Chairman and Chief Executive Officer of the Company. Mr. Kain will continue to also serve as our Chief Investment Officer. Each of the officers will serve in such positions until his earlier resignation, removal, death or successor is duly elected.

Previously, Mr. Kain had served as our Senior Vice President and Chief Investment Officer since January 2009. He has also served as President of American Capital Agency Management, LLC, our manager (the "Manager"), since October 2009 and was previously a Vice President of our Manager from January 2009 to October 2009. Mr. Kain served as a Senior Vice President and Managing Director of American Capital, Ltd. from January 2009 to July 2009, after which time he became an employee of our Manager. While at American Capital, Mr. Kain headed American Capital's RMBS investment team. Prior to joining American Capital, Mr. Kain served as Senior Vice President of Investments and Capital Markets of Federal Home Loan Mortgage Corporation ("Freddie Mac") from May 2008 to January 2009. He also served as Senior Vice President of Mortgage Investments & Structuring of Freddie Mac from February 2005 to April 2008, during which time he was responsible for managing all of Freddie Mac's mortgage investment activities for the company's $700 billion retained portfolio. Mr. Kain is 46 years old.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL AGENCY CORP.

Dated: April 29, 2011	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President and Secretary